EXHIBIT AA

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of April 29, 2025 (this “Agreement”) is made and entered into by and among Alliance Santé Participations S.A., a Luxembourg société anonyme (“ASP”), NewCIP II S.à r.l., a Luxembourg société à responsabilité limitée (“NewCIP II”), Alliance Sante Participations Ltd., an exempted company incorporated in the Cayman Islands (“ASP Cayman”), and Stefano Pessina, a citizen of Monaco (“Pessina”).

RECITALS

WHEREAS, ASP, NEWCIP II and Pessina are continuing parties to that certain Joint Filing Agreement, dated December 17, 2019 (the “Prior Joint Filing Agreement”);

WHEREAS, on April 27, 2025 ASP sold all of the shares of common stock, par value $0.01 per share of Walgreens Boots Alliance, Inc. (“Common Stock”) that it held of record as of that date to ASP Cayman;

WHEREAS, as of April 27, 2025 ASP no longer holds of record any shares of Common Stock and neither ASP nor NewCIP II beneficially owns any shares of Common Stock;

NOW, THEREFORE, in consideration of the premises and agreements set forth below and intending to be legally bound, the parties agree as follows:

AGREEMENT

1.            Amendment No. 10.  With respect solely to Amendment No. 10 to the Statement on Schedule 13D (“Amendment No. 10”), filed with the Securities and Exchange Commission (the “SEC”) on or about the date hereof with respect to the beneficial ownership of shares of Common Stock, each of ASP, NewCIP II, ASP Cayman and Pessina hereby confirms and agrees that such filing is being filed on behalf of each of them in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that each such party is responsible for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

2.            Subsequent Amendments.  Each of ASP Cayman and Pessina hereby confirms their continuing agreement that all further amendments to the Statement on Schedule 13D filed with the SEC subsequent to Amendment No. 10 will be filed on behalf of each of them that is named therein as a reporting person in accordance with Rule 13d-1(k) under the Exchange Act and that each such party will be responsible for the completeness and accuracy of the information concerning such party contained in such amendments; provided, however, that no party will be responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

3.             Prior Joint Filing Agreement. The Prior Joint Filing Agreement is revoked and terminated and shall be of no further force and effect.

4.            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

Alliance SantÉ Participations S.A.

By:	/s/ Simone Retter
	Name:	Simone Retter
	Title:	Président (Chairman)

By:	/s/ Stefano Pessina
	Name:	Stefano Pessina
	Title:	Administrateur (Director)

NEWCIP II S.à r.l.

By:	/s/ Simone Retter
	Name:	Simone Retter
	Title:	Gérant (Manager)

By:	/s/ Stefano Pessina
	Name:	Stefano Pessina
	Title:	Gérant (Manager)

Alliance Sante Participations LTD.

By:	/s/ Stefano Pessina
	Name:	Stefano Pessina
	Title:	Director

By:	/s/ Ben Burman
	Name:	Ben Burman
	Title:	Director

STEFANO PESSINA

/s/ Stefano Pessina
Stefano Pessina

[Signature Page to Joint Filing Agreement]